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                                                                    EXHIBIT 10.3

COMDISCO
A TECHNOLOGY SERVICES COMPANY

                                                                 JOHN C. KENNING
                                                                 President

*** SENT VIA FAX & FEDERAL EXPRESS MAL ***

March 8, 2000

Mr. George Alex
Chief Financial Officer
Network Plus, Inc.
234 Copeland Street
Quincy, MA 02169

Dear Mr. Alex:

This letter shall supersede and cancel that previous proposal dated February
28, 2000 and such proposal shall be of no further force and effect. In connection with our recent discussion, Comdisco, Inc. ("Comdisco") will provide Network Plus, Inc. ("Network Plus") with an extension of the term of availability for the balance of existing facility in the amount of $29,000,000 (hereinafter "Extended Facility". Comdisco hereby agrees, notwithstanding any provision to the contrary in any agreement or document between Comdisco and Network Plus, to finance through December 31, 2000, additional equipment acquisitions as stated in Section 1 by Network Plus under the master lease dated December 30, 1998, as amended, and all addendums and schedules thereto, up to the amount of the Extended Facility. In addition, Comdisco and Network Plus agree to the following.

1. The availability of the Extended Facility would be limited to hardware, including operating software, PROVIDED Comdisco is granted remarketing rights in connection with the right to use such software, and would be for the following types of equipment, manufacturers and lease terms.

     -  Nortel Networks or Lucent Technologies Central
        Office Switches:                                   5 years (20 quarters)

     -  Nortel Networks or Lucent Technologies
        Optical Equipment:                                 3 years (12 quarters)

     -  Nortel Networks or Cisco Systems Backbone
        Switching/Routing:                                 3 years (12 quarters)

     -  Access Lan and JetStream Remote Access:            3 years (12 quarters)

2. Network Plus will be required to provide Comdisco with monthly balance sheets, income and cashflow statements.

3. Network Plus shall authorize Comdisco, or its assigns, to institute electronic funds transfer debit instructions against Network Plus' band account using the Automated Clearing House funds-transfer systems in order to make payments for any and all Network Plus' payment obligations when due in connection with the existing Equipment Schedules between Comdisco and Network Plus as well as any additional Equipment Schedules entered into in connection with the Extended Facility.

4. Network Plus will grant Comdisco the right of first refusal to provide used telecommunications equipment and further, Comdisco shall have the right to match any third party offer for used equipment. In addition, Network Plus shall designate Comdisco as its exclusive remarketer of all surplus telecommunications equipment upon terms and conditions as shall be agreed between the parties. In consideration of the foregoing, Comdisco and Network Plus shall enter into an agreement whereby Comdisco shall provide to Network Plus for a period of twelve (12) months



COMMUNICATIONS
CAPITAL
DIVISION
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                                    COMDISCO

Network Plus, Inc.
March 3, 2000
Page 2

     free of charge, its Market Insight Services in connection with Network Plus' telecommunications equipment acquisitions and after the expiration of such twelve (12) month period, through the balance of the lease term, fees shall be structured based upon the net savings to Network Plus as a result of such services.

5. The availability of the Extended Facility shall be subject to no event of default under the lease and no material adverse charge in Network Plus' credit standing.

6. The Extended Facility shall be subject to mutually agreeable documentation set forth herein.

7. In addition, based upon Comdisco's status as a Cisco Systems Gold Certified Partner, Comdisco would like the opportunity to provide Network Plus with its Cisco equipment requirements in connection with its network infrustructure.

8. This lease proposal shall expire on March 10, 2000. Terms and conditions are subject to change after this date.

Please sign this agreement in the place indicated below and return to me by return mail or fax. If you have any questions, please give me a call. Thank you and I look forward to continuing our relationship.


Sincerely,


/s/ John C. Kenning
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John C. Kenning
President, Comdisco Communications
Capital Division


Acknowledged and Agreed
NETWORK PLUS, INC.


By: /s/ George C. Alex
----------------------------------
Title: Chief Financial Officer
Date:  March 9, 2000